LETTER AGREEMENT

                                      AMONG

ORIENTAL ENERGY RESOURCES LTD., CARLTON ENERGY GROUP, L.L.C., AND TRINITY GAS CORPORATION.

On the 15th November, 98 in Maiduguri, Nigeria, Trinity Gas Corporation (Trinity) Carlton Energy Group, L.L.C., (Carlton) and Oriental Energy Resources Ltd., (Oriental) agreed to enter into a definite joint venture agreement (JVA) to be executed within thirty days of the signing of a Convention Agreement between the Government of Republic of Chad and the above three named companies. The JVA shall incorporate the following relevant points:

1. Trinity shall have 100% working interest in the convention, subject to a 5% overriding royalty to Oriental Energy Resources Ltd. And a 2.5% overriding royalty to Carlton Energy Group, L.L.C.

2. Oriental Energy Resources Ltd. shall remain the Lead Company in regard to interfacing and developing further relationships with the Government of Chad.

3. Trinity shall be the concession operator under the umbrella of Oriental Energy Resources Ltd.

4. Oriental, Carlton and Trinity shall all have representation on the Operating Committee but Trinity's vote shall control

5. Trinity shall bear 100% of the cost and expenses of the concession and shall be entitled to 100% of the revenue from the sale of any and all hydrocarbons subject to the overriding royalty interest stated above.

6. Trinity shall reimburse Oriental Energy Resources Ltd. And Carlton for services directly related to the Chad effort so long as such costs are submitted to and pre-approved by Trinity, in writing, acquiring the subject convention and permit.

7. Oriental and Carlton shall be reimbursed their "sunk costs" up to a total maximum amount of $2 million ($2,000,000) dollars. "Sunk costs" shall be defined as those costs expended and incurred that are directly related to the acquiring of the subject Convention and Permit H. These "sunk costs" shall be paid no later than thirty days after submitted to Trinity. "Sunk costs" due and owing to Carlton and Oriental shall be paid by Trinity directly to the owed party. "Sunk cost" shall be considered "deemed" for the purpose of this Letter Agreement following submittal and verification to the satisfaction of Trinity.

8. Within Thirty days of final approval by the Chad Government of the subject Convention and granting of Permit H, the parties to this agreement shall enter into a definite Joint Venture Agreement and a

       Joint Operating Agreement (JOA). The JOA shall be modeled after the Association of International Petroleum Negotiators model form.

9. The parties, shall, in good faith, and do in good faith, agree that the concessions work schedule should be the following:

       a. Establish a consortium general office in N'djamena as soon as practicable following the approval of the convention and granting of Permit H;
       b. Commence geological and geophysical evaluation activities as soon as practicable following the approval of the Convention and granting of the Permit H;
       c. Preparatory work for the air magnetic survey (air mag) shall begin by April 1, 1999 and the air mag shall commence, subject to availability of equipment and crews, on or before August 1, 1999 or as soon as practicable thereafter.

The parties stated above hereby execute this letter agreement and agree to perform the terms and conditions listed above to the best of their abilities.



                /S/  Michael  L.  Wallace
               -------------------------------
               Michael  L.  Wallace
               Trinity  Gas  Corporation
               President




  /S/  T.  C.  O'Dell                         /S/  Alhaji  (Dr.)  M.  Indimi
-------------------------------               -------------------------------
T.  C.  O'Dell                                Alhaji  (Dr.)  M.  Indimi
Carlton  Energy  Group, L.L.C.                Oriental Energy Resources Limited.
Chairman                                      Chairman